Exhibit 99.1
Global Water Resources Reports Fourth Quarter and Full Year 2019 Results

PHOENIX, AZ – March 4, 2020 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the year ended December 31, 2019. All annual comparisons are to the previous year unless otherwise noted.
Full Year 2019 Financial Highlights
•Total revenues remained consistent at $35.5 million, primarily due to non-regulated, infrastructure coordination and financing agreements (ICFA) revenue recognized in 2018 that did not reoccur in 2019.
•Excluding the ICFA revenue, total revenues from the company's core business of regulated water, wastewater and recycled water services increased $2.4 million, or 7.3%, to $35.5 million for the full year 2019.
•Collected the final payment due of $1.0 million from the Loop 303 contract (for more information about the Loop 303 contract, see "Other Expense" section below).
•Extended the availability of the company's $8.0 million revolving line of credit by an additional two years (through April 30, 2022). The full amount remains available to-date.
•Received an extension from the Internal Revenue Service (IRS) to defer the remaining gain realized from the condemnation of the operations and assets of Valencia Water Company until the end of 2020.
•Increased the dividend to $0.2892 per share on an annualized basis. The first monthly dividend payment at the new rate was paid on December 30, 2019 to holders of record on December 16, 2019.
Full Year 2019 Operational Highlights
•Total active connections increased 4.9% to 45,823 at December 31, 2019 from 43,687 at December 31, 2018.
•Brought customer service and billing operations in-house, allowing the company to provide a greater focus and control over customer service, as well as support its plans for growth and expansion.
•Partnered with City of Coolidge and Saint Holdings to bring integrated utility solutions to Southern Coolidge and Inland Port Arizona.
•Appointed David Rousseau to the company's board of directors, adding exceptional senior-level experience in utilities and water resources.
Subsequent Event in January 2020
•Raised net proceeds of approximately $11.6 million in an equity offering to fund acquisitions, and provide funds for working capital and general corporate purposes.

Management Commentary

“Strong organic growth along with recent acquisitions drove our record growth in regulated revenue for the year,” said Global Water Resources' president and CEO, Ron Fleming. “Our focus on consolidating, improving, and automating water and wastewater utilities has helped drive this strong performance.

“The communities we serve have also continued to benefit from our commitment to exceptional customer service and efficient operations, as well as our effective implementation of Total Water Management, or TWM, which involves a holistic approach to achieving meaningful conservation.

“We continue to see many organic and acquisitive growth opportunities ahead, as demand for innovative water and wastewater services remains strong in the fast-growing Metropolitan Phoenix area. We believe our strategic growth initiatives, which include broader adoption of TWM principles, will allow Global Water and its customers to realize the benefits of regional consolidated water, wastewater, and recycled water services in areas of water scarcity.”

2019 Financial Summary

Revenues

Revenues for the full year 2019 remained consistent at $35.5 million, primarily due to ICFA revenue recognized in 2018 totaling $2.5 million which did not reoccur in 2019. Excluding the ICFA revenue, total revenues increased $2.4 million, or 7.3%, for the full year 2019. The increase in total revenues was driven by the Turner Ranches and Red Rock acquisitions combined with growth in connections.

Operating Expenses

Operating expenses increased by $2.3 million, or 8.6%, to $28.5 million in 2019, compared to $26.2 million in 2018. The increase was due to increases in depreciation and amortization as well as operational expenses, both of which were driven by the acquisition of Turner Ranches and Red Rock. Additionally, there was an increase in general and administrative expense which was primarily associated with deferred compensation (driven by the increase in stock price) as well as personnel expense increases.

Other Expense

Total other expense decreased by $0.8 million, or 18.5%, to $3.6 million in 2019, compared to $4.4 million in 2018. The decrease was primarily attributed to the receipt of $1.0 million in March 2019 from the 2013 Loop 303 sale of water management agreements relating to the 7,000-acre territory within a portion of the western planning area of the City of Glendale, Arizona, known as the "Loop 303 Corridor." This was partially offset by a reduction in the Valencia earnout of $0.2 million. The Valencia earnout consists of $3,000 for each new water meter installed within Valencia Water Company’s prior service areas. The decrease in the Valencia earnout was driven by slowed growth in the company's former service territory.

Net Income

Net income totaled $2.2 million, or $0.10 per share, in 2019, compared to $3.1 million, or $0.15 per share, in 2018. The decrease was primarily attributed to the decrease in operating income, which was primarily driven by the $2.5 million in ICFA revenue recognized in 2018 that did not reoccur in 2019. Excluding ICFA revenue, net income increased $1.0 million. The increase was driven by increases in water and wastewater and recycled water services revenue, as well as decreased total other expense.

Adjusted EBITDA

Adjusted EBITDA increased $0.7 million, or 4.5%, to $16.3 million in 2019, compared to $15.6 million in 2018. The increase was primarily driven by the increase in connection growth, the addition of Turner Ranches and Red Rock customers and higher rates. The increase was partially offset by a decrease in the Valencia earn out as well as increased deferred compensation and personnel expense. (See definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below.)

Dividend Policy
The company declared a monthly cash dividend of $0.0241 per common share (or $0.2892 per share on an annualized basis), which will be payable on March 31, 2020 to holders of record at the close of business on March 17, 2020.

Business Outlook
Global Water's near-term growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. The company will also focus more on its original mission of aggregating water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of December 31, 2019, active service connections increased by 2,136, or 4.9%, to 45,823, compared to 43,687 at December 31, 2018. The increase in active service connections is due primarily to the positive growth in connections.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The area's population has increased throughout 2018 and 2019, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 5.7 million by 2030 and reach 6.5 million by 2040.
According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus Panel ("Greater Phoenix Blue Chip"), most sectors of real estate are expected to experience improved occupancy and growth. For Maricopa County and Pinal County combined, the Homebuilders Association of Central Arizona, reported that single family housing permits grew 14% to 25,127 units in 2019. Permits are forecasted by the Greater Phoenix Blue Chip to increase to nearly 26,000 permits in 2020.

The company believes this growth outlook creates an opportunity to significantly increase its active connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its 2019 results tomorrow, followed by a question and answer period.

Date: Thursday, March 5, 2020
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10008664

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through March 19, 2020.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671

Replay ID: 10008664

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 12 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly-effective implementation of Total Water Management (TWM), an integrated approach to managing the entire water cycle by owning and operating water, wastewater and recycled water utilities within the same geographic area to maximize the beneficial use of recycled water. TWM conserves water by using the right water for the right use and helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures
This press release contains references to "EBITDA" and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; and (iii) equity method investment. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors measures of our recurring core business. However, EBITDA and Adjusted EBITDA are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to Net Income, the most comparable GAAP measure, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future net income growth, our strategy, acquisition plans, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2019 which was filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2019	December 31, 2018
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	326,303	312,148
Less accumulated depreciation	(92,749)	(85,093)
Net property, plant and equipment	233,554	227,055
CURRENT ASSETS:
Cash and cash equivalents	7,513	12,756
Accounts receivable — net	1,631	1,488
Due from affiliates	426	406
Unbilled revenue	2,048	1,998
Prepaid expenses and other current assets	675	686
Total current assets	12,293	17,334
OTHER ASSETS:
Goodwill	4,398	2,639
Intangible assets — net	12,554	12,972
Regulatory asset	1,715	1,793
Deposits	—	128
Restricted cash	1,582	441
Equity method investment	—	79
Other noncurrent assets	17	20
Total other assets	20,266	18,072
TOTAL ASSETS	266,113	262,461
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	992	604
Accrued expenses	7,546	7,465
Customer and meter deposits	1,445	1,460
Long-term debt and capital leases — current portion	117	47
Total current liabilities	10,100	9,576
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,664	114,507
Deferred revenue - ICFA	17,372	17,358
Regulatory liability	8,803	8,851
Advances in aid of construction	67,621	67,684
Contributions in aid of construction — net	14,520	10,670
Deferred income tax liabilities, net	4,919	4,350
Acquisition liability	1,773	934
Other noncurrent liabilities	1,669	660
Total noncurrent liabilities	231,341	225,014
Total liabilities	241,441	234,590
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 21,636,420 and 21,530,470 shares issued as of December 31, 2019 and December 31, 2018, respectively.	216	215
Treasury stock, 99,039 and 59,174 shares at December 31, 2019 and December 31, 2018, respectively.	(1)	(1)
Paid in capital	24,457	27,657
Retained earnings	—	—
Total shareholders' equity	24,672	27,871
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	266,113	262,461

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2018
REVENUES:
Water services	$16,143	$15,344
Wastewater and recycled water services	19,263	17,654
Unregulated revenues	65	2,517
Total revenues	35,471	35,515

OPERATING EXPENSES:
Operations and maintenance	7,237	6,630
Operations and maintenance - related party	1,678	1,599
General and administrative	11,242	10,548
Depreciation and amortization	8,353	7,469
Total operating expenses	28,510	26,246
OPERATING INCOME	6,961	9,269

OTHER INCOME (EXPENSE):
Interest income	203	101
Interest expense	(5,388)	(5,255)
Other	1,309	592
Other - related party	301	178
Total other expense	(3,575)	(4,384)

INCOME BEFORE INCOME TAXES	3,386	4,885
INCOME TAX EXPENSE	(1,162)	(1,782)
NET INCOME	$2,224	$3,103

Basic earnings per common share	$0.10	$0.15
Diluted earnings per common share	$0.10	$0.15
Dividends declared per common share	$0.29	$0.28

Weighted average number of common shares used in the determination of:
Basic	21,516,620	20,468,509
Diluted	21,531,594	20,507,437

GLOBAL WATER RESOURCES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2019	2018	Change	% Change
REVENUES:
Water services	$3,799	$3,848	$(49)	(1.3)%
Wastewater and recycled water services	4,870	4,324	546	12.6%
Unregulated revenues	16	81	(65)	(80.2)%
Total revenues	8,685	8,253	432	5.2%

OPERATING EXPENSES:
Operations and maintenance	1,820	1,692	128	7.6%
Operations and maintenance - related party	391	453	(62)	(13.7)%
General and administrative	3,143	2,389	754	31.6%
Depreciation	2,376	1,974	402	20.4%
Total operating expenses	7,730	6,508	1,222	18.8%
OPERATING INCOME	955	1,745	(790)	(45.3)%

OTHER INCOME (EXPENSE):
Interest income	36	64	(28)	(43.8)%
Interest expense	(1,344)	(1,362)	18	(1.3)%
Other	91	33	58	nm
Other - related party	88	68	20	29.4%
Total other expense	(1,129)	(1,197)	68	(5.7)%

INCOME/(LOSS) BEFORE INCOME TAXES	(174)	548	(722)	nm
INCOME TAX EXPENSE	(76)	(654)	578	(88.4)%
NET LOSS	$(250)	$(106)	$(144)	nm

Basic earnings/(losses) per common share	$(0.01)	$—
Diluted earnings/(losses) per common share	$(0.01)	$—
Dividends declared per common share	$0.07	$0.07

Weighted average number of common shares used in the determination of:
Basic	21,536,945	21,471,296
Diluted	21,597,916	21,499,567
nm - not meaningful

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,224	$3,103
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	2,051	1,714
Depreciation and amortization	8,353	7,469
Amortization of deferred debt issuance costs and discounts	88	101
Gain on sale of Loop 303 contracts	(1,000)	—
Loss on equity investment	79	265
Other gains (loss)	5	(27)
Provision for doubtful accounts receivable	50	93
Deferred income tax expense	570	1,236
Changes in assets and liabilities
Accounts receivable	(193)	178
Other current assets	(60)	(110)
Accounts payable and other current liabilities	(1,584)	(688)
Other noncurrent assets	75	73
Other noncurrent liabilities	908	(2,100)
Net cash provided by operating activities	11,566	11,307
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,187)	(4,787)
Cash paid for acquisitions, net of cash acquired	—	(8,475)
Cash received from the sale of Loop 303 contracts	1,000	—
Other cash flows from investing activities	131	(58)
Net cash used in investing activities	(10,056)	(13,320)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(6,165)	(5,791)
Advances in aid of construction	1,199	817
Refunds of advances for construction	(952)	(896)
Proceeds from stock option exercise	414	790
Principal payments under capital lease	(64)	(27)
Loan borrowings	35	140
Loan repayments	(39)	(9)
Proceeds from sale of stock	—	15,910
Debt issuance costs paid	(40)	(134)
Payments of offering costs for sale of stock	—	(1,274)
Net cash provided by (used in) financing activities	(5,612)	9,526
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(4,102)	7,513
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	13,197	5,684
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	9,095	13,197

Supplemental disclosure of cash flow information:

	Year Ended December 31,
	2019	2018
Cash and cash equivalents	$7,513	$12,756
Restricted Cash	1,582	441
Total cash, cash equivalents, and restricted cash	$9,095	$13,197

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2019 and 2018 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net Income	$(250)	$(106)	$2,224	$3,103
Income tax expense	76	654	1,162	1,782
Interest income	(36)	(64)	(203)	(101)
Interest expense	1,344	1,362	5,388	5,255
Depreciation	2,376	1,974	8,353	7,469
EBITDA	3,510	3,820	16,924	17,508
ICFA Revenue Recognition	—	(68)	—	(2,456)
Board option expense	—	—	—	68
Management option expense	112	67	336	255
Loop 303 Income	—	—	(1,000)	—
Equity investment loss	—	45	79	265
EBITDA Adjustments	112	44	(585)	(1,868)
Adjusted EBITDA	3,622	3,864	16,339	15,640